EXHIBIT 99.1

Camco Financial Announces Termination of Consent Order

CAMBRIDGE, Ohio, Nov. 1, 2013 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank holding company for Advantage Bank (Advantage), today announced the termination, effective immediately, of the Consent Order dated February 9, 2012, issued by the Federal Deposit Insurance Corporation (FDIC) and the State of Ohio's Department of Commerce, Division of Financial Institutions (Ohio Division).

James E. Huston, President and CEO, said, "We are extremely pleased to have the Consent Order terminated following four years of hard work to restore Advantage Bank to a sound financial position while also pursuing our long-term growth strategy. The significant progress that has been achieved during this period reflects the strong support we have received from employees, customers and shareholders. We can now move forward with increased confidence."

Advantage Bank has an understanding with the FDIC and Ohio Division that it will submit certain plans and reports to the FDIC and the Ohio Division, to seek the FDIC's and Ohio Division's prior consent before issuing any dividends to CAFI, and to maintain its Tier 1 Leverage Capital Ratio at a minimum of 8.50% and its Total Risk Based Capital Ratio at a minimum of 12.00%. At September 30, 2013, Advantage's Tier 1 Leverage Capital Ratio was 8.88% and its Total Risk Based Capital Ratio was 12.91%.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking from 22 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: James E. Huston, CEO
         John E. Kirksey, CFO
         Phone:  740-435-2020